CleanSpark Announces Record May Equipment Sales and Shipments, and Increase in Backlog

Backlog Surpasses $6 Million, Reflecting Accelerating Demand

SALT LAKE CITY, June 3, 2019 /PRNewswire/ -- CleanSpark, Inc.  (OTC: CLSK), a microgrid and custom electrical equipment company with advanced engineering, software and controls for innovative distributed energy resource management systems, today announced record equipment sales and shipments for the month of May.

Equipment sales for the month of May were more than $1 million, as compared with equipment sales of $431,000 during the first three months of 2019. In total, equipment sales for the quarter ending June 30, 2019 are projected to exceed $1.5 million. Equipment Sales for CleanSpark’s fiscal year are on track to exceed prior estimates of $4 million.

CleanSpark’s contracted back log for equipment has also increased to $6.1 million an increase of over $2 million since March 31, 2019.

“Continued demand for our sophisticated DER management systems continues to increase, and we are rapidly increasing our backlog and accelerating the conversion of backlog into revenue,” commented CEO of CleanSpark, Matthew Schultz. “While the timing of shipments and other factors beyond our control will continue to cause quarter-to-quarter variability in our revenue, the overall trajectory is accelerating in an encouraging manner.”

About CleanSpark, Inc.

CleanSpark provides advanced energy software and control technology that enables a plug-and-play enterprise solution to modern energy challenges. Our services consist of intelligent energy monitoring and controls, microgrid design and engineering, microgrid consulting services, and turn-key microgrid implementation services. CleanSpark's software allows energy users to obtain resiliency and economic optimization. Our software is uniquely capable of enabling a microgrid to be scaled to the user's specific needs and can be widely implemented across commercial, industrial, military, agricultural and municipal, deployment.

For more information on CleanSpark, please visit http://www.cleanspark.com.

Forward-Looking Statements:

CleanSpark cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on CleanSpark’s current beliefs and expectations. These forward-looking statements include statements regarding the financial results of CleanSpark, including sales and shipments during the month of May 2019, and the performance standards of CleanSpark’s DER management systems. The inclusion of forward-looking statements should not be regarded as a representation by CleanSpark that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: risks associated with the performance of CleanSpark’s technology, the number of items delivered to customers and the timing of the shipments may not develop as we expect; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact - Investor Relations:
Brett Maas, Managing Partner
Hayden IR
(646)536-7331
brett@haydenir.com

SOURCE CleanSpark, Inc.

Related Links

http://www.cleanspark.com